SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2015

NSU RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-148546	20-8248213
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3800 Paddock Road, R.R. #5, Claremont, On. L1Y 1A2 CANADA Registrant's telephone number, including area code: (646) 204-6898

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Name Change and Stock Split.

On March 13, 2015 the Company amended its Articles of Incorporation and changed its name from “NSU Resources Inc.” to “HemCare Health Services Inc.” and consolidated its issued capital on a ratio of 1 share for every 50 shares held.

The Company changed its name to better reflect the company’s ongoing business in the animal and human nutritional product supply and services industry. The Board of Director's view is the consolidation of the Company's stock should enable more investors and brokerage firm to be able to trade the security at the new higher level and thus potentially increase the stocks liquidity.

Odd lots of the post consolidated shares will be rounded up to the nearest thousand. Thus ensuring no shareholder will be left with less than 1,000 shares.

Effective Date for the split will be March 23, 2015.

	March 22, 2015	March 23, 2015, after stock reverse split
Authorized capital	275,000,000	275,000,000
Issued	156,311,131	3,136,000

Item 5.07. Submission of Matters to a Vote of Security Holders.

The following matters were submitted for approval to the shareholders of the Company on March 12, 2015, and the shareholders approved each of these matters as presented to them by signing written consents by 52% of the Company's shareholders:

1. Ratifying the election of James Cao as director;

2. Change of name of the Company from NSU Resources Inc. to HemCare Health Services Inc. and subsequent amendment of the Articles of Incorporation; and

3. Reverse stock split 50 to 1.

No other matters were submitted to the shareholders of the Company for their approval when the above matters were presented to the shareholders.

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015 Mr. James Cao was elected a director of the Company. Subsequently Mr. Gary Yaghdjian resigned as officer and director of the Company. Mr. Cao was then appointed the company’s President and Chief Executive Officer.

Mr. James Cao, (51) Has 20+ years of experience operating business enterprises, including business to business and business to consumer activities.

Mr. Cao has owned and operated CAO Real Estate, a Commercial and Residential Real Estate Brokerage Firm since 2004. Duties include hiring, training and managing sales associates as well as managing company production and establishing company guidelines and policy and holds a Florida Real Estate Brokers license.

Prior to founding his real estate company, Mr. Cao was President/C.E.O of American Dreamhome Funding, Inc. from 2002 to 2008. American Dreamhome Funding was a successful mortgage brokerage company serving CitiCorp, Wachovia, Countrywide Funding, AmNet Mortgage, Bank of America, Wells Fargo Bank, SunTrust Bank and World Savings. During this time he led a sales force in Florida and Georgia, growing annual sales to $54 million.

From 1999 to 2000 Mr. Cao was the Chief Operating Officer of Netoy Corp. Netoy was a publically traded e-commerce toy company with a $250 million market cap. He was responsible for recruiting, hiring, and successfully expanding their sales force. Mr. Cao negotiated with companies such as IBM, EMC, Oracle and Sprint which allowed them to implement logistical software and hardware to accommodate increased e-commerce traffic.

Mr. Cao lives in Pinellas Park, Fl. with his wife and three children.

Mr. Cao will work at the pleasure of the board for $1.00 annually until such time as a compensation committee is established.

Mr. Cao currently owns 0% of the Company’s common stock but is in the process of acquiring 5,000 Preferred Shares of the Company from a non-affiliated, third party.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSU Resources Inc.

Date: March 16, 2015	By:	/s/ John S. Wilkes
John S. Wilkes, Chief Financial Officer

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